Exhibit 23.0

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Planar Systems, Inc.:

We consent to the incorporation by reference in the registration statements (File Nos. 33-82688, 333-45191, 333-37502, 333-101147, 333-123684, 333-138063, 333-138064, 333-164297, 333-168457, and 333-184189) on Form S-8 of Planar Systems, Inc. of our report dated December 4, 2013, with respect to the consolidated balance sheets of Planar Systems, Inc. as of September 27, 2013 and September 28, 2012, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity and cash flows for each of the years in the three-year period ended September 27, 2013, which report appears in the September 27, 2013 annual report on Form 10-K of Planar Systems, Inc.

/s/ KPMG LLP

Portland, Oregon

December 4, 2013